                                                                 EXHIBIT 12



             CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED DIVIDEND REQUIREMENTS



                                                          Year Ended December 31
                                                 1995       1994     1993      1992    1991
                                             ----------   -------  -------   ------   -------
                                                          (dollars in thousands)
Fixed charges, as defined:
  Interest expense                           $    9,938     8,090    7,038    7,478   $ 7,793
  Amortization of debt issuance expense             606       593      562      402       362
                                             ----------   -------  -------   ------   -------

         Total fixed charges                 $   10,544     8,683    7,600    7,880   $ 8,155
                                             ----------   -------  -------   ------   -------



Earnings, as defined:
  Net earnings                               $    7,732     5,760    9,103    4,843   $ 7,651
  Add (deduct):
      Income taxes                                4,508     3,505    5,224    2,817     4,206
      Cumulative effect of change
         in accounting method                         -         -     (209)     -          -

      Fixed charges                              10,544     8,683    7,600    7,880     8,155
                                             ----------   -------  -------   ------   -------

         Total earnings                      $   22,784    17,948   21,718   15,540   $20,012
                                             ----------   -------  -------   ------   -------

Ratio of earnings to fixed charges                 2.16      2.07     2.86     1.97      2.45
                                             ----------   -------  -------   ------   -------
                                             ----------   -------  -------   ------   -------


Fixed charges and preferred
  dividend requirements:
         Fixed charges                       $   10,544     8,683    7,600    7,880   $ 8,155
         Preferred dividend requirements            853       898      913      941       229
                                             ----------   -------  -------   ------   -------

         Total                               $   11,397     9,581    8,513    8,821   $ 8,384
                                             ----------   -------  -------   ------   -------

Ratio of earnings to fixed charges
  and preferred dividend requirements              2.00      1.87     2.55     1.76      2.39
                                             ----------   -------  -------   ------   -------
                                             ----------   -------  -------   ------   -------



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